Exhibit 15.1

November 4, 2013
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated November 4, 2013 on our review of interim financial information of Realogy Holdings Corp. and its subsidiaries (the "Company") for the three and nine month periods ended September 30, 2013 and September 30, 2012 and included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2013 is incorporated by reference in its Registration Statements on Form S-8 (No. 333 - 184383) and Form S-3 (No. 333 - 187816).
Very truly yours,
/s/ PricewaterhouseCoopers LLP